Exhibit 10.7

EXECUTION VERSION

SUBORDINATED CREDIT AGREEMENT

Dated as of January 12, 2012

by and among

ROUSE PROPERTIES, INC.,

as Borrower,

and

TRILON (LUXEMBOURG) S.A.R.L.

AND ITS ASSIGNEES UNDER SECTION 13.5,

as Lenders,

and

TRILON (LUXEMBOURG) S.A.R.L.,

as Administrative Agent

THE LOANS UNDER THIS AGREEMENT HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”).  THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY MAY BE OBTAINED BY CONTACTING THE BORROWER PURSUANT TO THE NOTICE PROVISIONS HEREOF.

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Section 13.6	Amendments and Waivers	76

Section 13.7	Nonliability of Administrative Agent and Lenders	77

Section 13.8	Confidentiality	78

Section 13.9	Indemnification	79

Section 13.10	Termination; Survival	81

Section 13.11	Severability of Provisions	81

Section 13.12	Governing Law	81

Section 13.13	Counterparts	81

Section 13.14	Independence of Covenants	82

Section 13.15	Limitation of Liability	82

Section 13.16	Entire Agreement	82

Section 13.17	Construction	82

Section 13.18	Headings	82

Section 13.19	Guaranty	83

Section 13.20	Conflict	84

SCHEDULE 6.1(e)	Litigation
SCHEDULE I	Commitments

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Notice of Continuation
EXHIBIT D	Form of Notice of Conversion
EXHIBIT E	Form of Revolving Note
EXHIBIT F	Form of Term Note
EXHIBIT G	Forms of U.S. Tax Compliance Certificates
EXHIBIT H	Form of Joinder Agreement

THIS SUBORDINATED CREDIT AGREEMENT (this “Agreement”) dated as of January 12, 2012 by and among ROUSE PROPERTIES, INC., a corporation formed under the laws of the State of Delaware (the “Borrower”), TRILON (LUXEMBOURG) S.A.R.L. together with its successors and assignees under Section 13.5 (the “Lenders”) and TRILON (LUXEMBOURG) S.A.R.L., as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders make available to the Borrower, and the Administrative Agent and the Lenders are willing to make available to the Borrower, a revolving credit facility in the aggregate amount of $100,000,000 on and subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Additional Costs” has the meaning given that term in Section 4.1(b).

“Additional Portfolio” shall have the meaning ascribed thereto in the Senior Credit Agreement.

“Additional Portfolio Property Owner” shall have the meaning ascribed thereto in the Senior Credit Agreement.

“Administrative Agent” means Trilon (Luxembourg) S.A.R.L., or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 4.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means eight and one-half percent (8.5%).

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“BAM” has the meaning given that term in Section 13.19(a).

“BAM Guaranty” has the meaning given that term in Section 13.19(a).

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means (A) for so long as the Senior Credit Agreement is in effect, the Senior Base Rate and (B) if the Senior Credit Agreement is no longer in effect, the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

“Base Rate Loan” means a Revolving Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower or any Subsidiary.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Provided Senior Rate” has the meaning given that term in Section 2.1(e).

“Business Day” means (a) a day of the week (but not a Saturday, Sunday or holiday) on which (i) the Principal Office is open for carrying on substantially all of the Administrative Agent’s business and (ii) commercial banks are not authorized or required to close in New York City, New York, and (b) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person; provided, however, that notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease in accordance with GAAP as of the Agreement Date be considered to be a Capital Lease for any purpose under this Agreement.

“Capitalized Lease Obligation” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP.  For the purposes of the Loan Documents, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the then outstanding voting stock of the Borrower; (b) Brookfield Asset Management, Inc. shall cease to be the “beneficial owner,” directly or indirectly, of at least 20.0% of the total voting power of the then outstanding voting stock of the Borrower; or (c) during any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

“Commitment” means, as to a Lender, such Lender’s Revolving Commitment.

“Continue,” “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.7.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, provided that a Person shall not be deemed to lack Control of another Person solely because such other Person’s management is subject to the approval or consents of another Person (e.g., major decision voting rights).  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.8.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans on the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder on the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) in the case of a Revolving Lender, has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(b)) upon delivery of written notice of such determination to the Borrower and each Lender.  Upon the Borrower’s written request, the Administrative Agent shall provide such a written notice that a Lender is a Defaulting Lender so long as the Administrative Agent has itself determined that such Lender is a Defaulting Lender.

“Derivatives Contracts” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or any of its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Disposition” means the sale of all or substantially all of the assets or property of the Borrower (or the Borrower and its Subsidiaries taken as a whole, including any such sale structured as a sale or issuance of Equity Interests in one or more Subsidiaries).  “Dispose” shall have meaning correlative thereto.

“Disqualified Institutions” means (a) competitors of the Borrower or its Subsidiaries and Affiliates of such competitors, in each case identified by the Borrower to the Administrative Agent in writing from time to time (but no such identification shall apply retroactively to Persons that already acquired and continue to hold an assignment or participation interest) and (b) other Persons identified by the Borrower to the Administrative Agent in writing prior to the Agreement Date.

“Distribution” means, with respect to any indebtedness, obligation or security,  (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such indebtedness, obligation or security, (b) any redemption, purchase or other acquisition of such indebtedness, obligation or security by any Person or (c) the granting of any lien or security interest to or for the benefit of the holders of such indebtedness, obligation or security in or upon any property of any Person.

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Date Event of Default” means any Default or Event of Default resulting from the Borrower failing to materially comply with the covenants in Section 9.1 as of the Agreement Date.

“Effective Date Representations” means those representations and warranties made by the Borrower in subsections (a),(b), (c) (but only clause (ii)(x) thereof), (i)(but only the second sentence thereof), (n), (o) and (u) of Section 6.1.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) any Disqualified Institution.

“Enforcement Action” means (a) to take from or for the account of the Borrower or any guarantor of the Obligations, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Borrower or any such guarantor with respect to the Obligations, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against the Borrower or any such guarantor to (i) enforce payment of or to collect the whole or any part of the Obligations or (ii) commence judicial enforcement of any of the rights and remedies under the Loan Documents or applicable law with respect to the

Obligations, (c) to accelerate the Obligations, (d) to cause the Borrower or any such guarantor to honor any redemption or mandatory prepayment obligation under this Agreement or any other Loan Document, (e) to file or vote any proof of claim in a Proceeding involving the Borrower or (f) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of the Borrower or any such guarantor.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the  receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other  than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) in the case of the Administrative Agent, U.S. federal withholding Taxes imposed on fees described in Section 3.5 payable to the Administrative Agent pursuant to an Applicable Law in effect on the Agreement Date, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.10(f) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder or under any other Loan Document.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Form 10” means the Form 10 filed by the Borrower with the SEC on August 29, 2011 in connection with the Spin-Off.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“GGP” means General Growth Properties, Inc. and its successors and permitted assigns.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all indebtedness of such Person for borrowed money, excluding in the case of the Borrower and its Subsidiaries, Indebtedness hereunder, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business) and only to the extent such obligations constitute indebtedness for purposes of GAAP, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Mandatorily Redeemable Stock of such Person (other than (i) obligations existing on the Agreement Date that any direct or indirect parent of such Person has the right to satisfy by delivery of its Equity Interests, and (ii) obligations that any direct or indirect parent of such Person is given the right to satisfy by delivery of its Equity Interests), (h) all Guarantees of such Person in respect of the foregoing items (a) through (g), (i) all obligations of the kind referred to in clause (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the net obligations of such Person in respect of Derivatives Contracts not entered into as a hedge against interest rate risk in respect of the Obligations or other existing Indebtedness, in an amount equal to the termination value thereof at such time (but in no event less than zero).  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  The amount of any Indebtedness under clause (i) above shall be limited to lesser of the amount of such Indebtedness or the Fair Market Value of the assets securing such Indebtedness, as reasonably determined by the Loan Parties. The amount of Indebtedness of any Person shall be calculated at the outstanding principal balance of the contract and not reflecting purchase accounting or other adjustments pursuant to GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Intellectual Property” has the meaning given that term in Section 6.1(p).

“Interest Period” means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing: (i) if any Interest Period for a Revolving Loan would otherwise end after the Revolving Termination Date, such Interest Period shall end on the Revolving Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Joinder Agreement” means a Joinder Agreement among the Administrative Agent, the Borrower and a Subsidiary of the Borrower, substantially in the form of Exhibit H.

“Lender” means each financial institution from time to time party hereto as a “Lender,” together with its successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“LIBOR” means, for the Interest Period for any LIBOR Loan, (A) for so long as the Senior Credit Agreement is in effect, the Senior LIBOR Rate as determined two (2) Business Days’ prior to the date of commencement of such Interest Period as if such Loan were borrowed under the Senior Credit Agreement and (B) if the Senior Credit Agreement is no longer in effect, the greater of (x) the rate of interest obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%), referred to as the BBA (British Bankers’ Association) LIBOR rate as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rate for deposits in Dollars at approximately 9:00 a.m. Luxembourg time, two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America) and (y) 1.0% per annum.  Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means a Revolving Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 9:00 a.m. Luxembourg time for such day (or if such day is not a Business Day, the immediately preceding Business Day).  The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement in respect of the property of a Person, in each case, in the nature of security (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Revolving Loan or a Term Loan.

“Loan Document” means this Agreement, each Note, and each other document or instrument now or hereafter executed and delivered by the Borrower in connection with, pursuant to or relating to this Agreement.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for Equity Interests which are not Mandatorily Redeemable Stock), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for Equity Interests which are not Mandatorily Redeemable Stock); in each case, on or prior to either the Revolving Termination Date or the Term Loan Maturity Date and other than solely as a result of a change of control or asset sale; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of the Borrower or its direct or indirect Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Mandatorily Redeemable Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its material obligations under any Loan Document, (c) the validity or enforceability of any of the Loan Documents, or (d) the material rights and remedies of the Lenders, and the Administrative Agent under the Loan Documents taken as a whole.

“Material Contract” means any contract or other arrangement (other than Loan Documents), to which the Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 13.5(b) and (b) has been approved by the Requisite Lenders.

“Note” means a Revolving Note or Term Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit B (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.7 evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.8 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“NYSE” means the New York Stock Exchange or any successor.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“OFAC” has the meaning given that term in Section 6.1(u).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6).

“Participant” has the meaning given that term in Section 13.5(d).

“Participant Register” has the meaning given that term in Section 13.5(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Securities” means (a) any equity securities issued in substitution of (or in exchange or payment of) all or any portion of the Obligations that are subordinated in right of payment to the Senior Debt (or any notes or other securities issued in substitution of all or any portion of the Senior Debt) and (b) any notes or other debt securities issued in substitution of (or in exchange or payment of) all or any portion of the Obligations that are subordinated to the Senior Debt (or any notes or other securities issued in substitution of all or any portion of the Senior Debt) to the same extent that the Obligations are subordinated to the Senior Debt pursuant to the terms of Article XII.

“Permitted Holders” means one or more of (a) Brookfield Asset Management, Inc., (b) Pershing Square Capital Management, L.P., (c) any of their respective Affiliates (for so long as Brookfield Asset Management, Inc. or Pershing Square Capital Management, L.P., as applicable, retains control of the voting power thereof) and (d) funds managed or advised by any of the foregoing, but not including, however, any portfolio company of any of the foregoing.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan, the rate otherwise applicable plus an additional two percent (2.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin plus two percent (2.0%).

“Post-Spin Equity Offering” means a rights offering (or other Equity Issuance by the Borrower other than an issuance of Mandatorily Redeemable Stock) effected on or before the date 120 days following the Agreement Date as a result of which the Borrower shall have received at least $200,000,000 of gross cash proceeds.

“Principal Office” means the office of the Administrative Agent located in Luxembourg, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Process Agent” has the meaning given that term in Section 13.4(e).

“Projections” has the meaning given that term in Section 6.1(h).

“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the sum of (i) the amount of such Lender’s Revolving Commitment plus (ii) the amount of such Lender’s outstanding Term Loans to (b) the sum of (i) the aggregate amount of the Revolving Commitments of all Lenders plus (ii) the aggregate amount of all outstanding Term Loans; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans and Term Loans owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans and Term Loans of all Lenders as of such date.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” has the meaning given that term in Section 13.5(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.  Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Requisite Lenders” means, as of any date, (a) Lenders having more than 50.0% of the aggregate amount of the Revolving Commitments and the outstanding Term Loans of all Lenders, or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Loans; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded.

“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, the chief financial officer and chief operating officer of the Borrower or such Subsidiary.

“Revolving Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1 in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption, as the same may be reduced from time to time pursuant to Section 2.10 or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.5.

“Revolving Commitment Percentage” means, as to each Revolving Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or reduced to zero, the “Revolving Commitment Percentage” of each Lender with a Revolving Commitment shall be the “Revolving Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans.

“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit E, payable to the order of a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.

“Revolving Termination Date” means the date three years and six months after the Agreement Date, or the date 120 days following the Agreement Date if the Post-Spin Equity Offering shall not have occurred on or before such date other than as a result of a default by Brookfield US Corporation.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Senior Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as Administrative Agent under the Senior Credit Agreement, and any successors in such capacity, or any other Person appointed by the holders of the Senior Debt as administrative agent for purposes of the Senior Credit Agreement.

“Senior Administrative Agent Rate” has the meaning given that term in Section 2.1(e).

“Senior Base Rate” shall mean the “Base Rate” as defined in and determined pursuant to the Senior Credit Agreement.

“Senior Credit Agreement” means that certain Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified) dated as of the date hereof among the Borrower, each of the financial institutions initially a signatory thereto as lenders, together with their successors and assignees under Section 13.5 thereof and the Senior Administrative Agent, any agreements governing Refinancings thereof and any agreement governing a post-petition credit facility provided to the Borrower that has been consented to by the Senior Administrative Agent.

“Senior Debt” shall mean all obligations, liabilities and indebtedness of every nature of the Borrower under (a) the Senior Credit Agreement from time to time owed to Senior Administrative Agent or any holder of indebtedness under the Senior Credit Agreement, and (b) any derivative contract with a lender under the Senior Credit Agreement or an affiliate of such lender from time to time owed to such lender or such affiliate, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim. Senior Debt shall be considered to be outstanding whenever any loan commitment under the Senior Credit Agreement is outstanding.

“Senior Default” means any “Event of Default” under the Senior Credit Agreement, or any condition or event that, after notice or lapse of time or both, would constitute such an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period set forth therein.

“Senior Facility” means the credit facility provided under the Senior Credit Agreement.

“Senior LIBOR Rate” shall mean “LIBOR” as defined in and determined pursuant to the Senior Credit Agreement.

“Senior Loan Documents” shall mean the “Loan Documents” as defined in the Senior Credit Agreement.

“Senior Loan Parties” shall mean the “Loan Parties” as defined in the Senior Credit Agreement.

“Senior Rates” means the Senior Base Rate and the Senior LIBOR Rate.

“Solvent” means, when used with respect to any Person, that (a) the fair value of its assets is in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Spin-Off” means the distribution by GGP to its stockholders of substantially all of the outstanding shares of common stock of the Borrower as described in the Form 10.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company, trust, estate or other entity of which shares of stock or other Equity Interests having ordinary voting power (other than stock or such other Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a loan made by a Term Loan Lender to the Borrower pursuant to Section 2.2.

“Term Loan Lender” means a Lender holding a Term Loan.

“Term Loan Maturity Date” means the date three years and six months after the Agreement Date, or the date 120 days following the Agreement Date if the Post-Spin Equity Offering shall not have occurred on or before such date, other than as a result of a default by Brookfield US Corporation.

“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit F, payable to the order of a Term Loan Lender in a principal amount equal to the amount of such Term Loan Lender’s Term Loan.

“Trilon” means Trilon (Luxembourg) S.a.r.l.

“Type” with respect to any Revolving Loan, refers to whether such Revolving Loan (or portion thereof)  is a LIBOR Loan or a Base Rate Loan.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(3).

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, and (b) the Administrative Agent, as applicable.

Section 1.2                                   General

References in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as otherwise provided in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted by the Loan Documents and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

ARTICLE II

CREDIT FACILITY

Section 2.1                                   Revolving Loans

(a)           Making of Revolving Loans.  Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.11, each Revolving Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Agreement Date to but excluding the Revolving Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Revolving Commitment.  Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof.  Each borrowing of LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof.  Notwithstanding the immediately preceding two sentences but subject to Section 2.11, a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b)                                 Requests for Revolving Loans.  Not later than 12:00 p.m. Luxembourg time at least 3 Business Day prior to a borrowing of Revolving Loans that are to be Base Rate Loans and not later than 12:00 p.m. Luxembourg time at least 3 Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing or telephonic notice to the Administrative Agent of a borrowing of Revolving Loans. Any such telephonic notice shall include all information required to be included in a Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Administrative Agent on the same day of the giving of any such telephonic notice.  Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans.  Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower.  If the Senior Facilities are not currently outstanding, the Borrower may, prior to delivering a Notice of Borrowing (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan), request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent.  The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c)                                  Funding of Revolving Loans.  Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Lender of the proposed borrowing.  Each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 11:00 a.m. Luxembourg time on the date of such proposed borrowing of Revolving Loans.  Subject to fulfillment of all applicable conditions set forth in Article V, the Administrative Agent shall make available to the Borrower in the account specified by the Borrower, not later than 2:00 p.m. Luxembourg time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.

(d)                                 Assumptions Regarding Funding by Revolving Lenders.  With respect to Revolving Loans to be made after the Agreement Date, unless the Administrative Agent shall have been notified by any Revolving Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender.  In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay the amount of such interest to the

Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

(e)                                  Notice of Senior Rates.  For so long as the Senior Credit Agreement is in effect, Borrower shall notify the Administrative Agent (x) of the applicable Senior LIBOR Rate at the time of each interest payment that is made pursuant to Section 2.3(b)(ii) or such other time as requested by the Administrative Agent and (y) of the applicable Senior Base Rate by providing a schedule of such rates used to calculate each interest payment that is made pursuant to Section 2.3(b)(i) concurrent with the making of any such interest payment (any such rate, a “Borrower Provided Senior Rate”); provided that the Administrative Agent shall have the right to confirm the Borrower Provided Senior Rate with the Senior Administrative Agent (any such rate as confirmed, a “Senior Administrative Agent Rate”) and Borrower hereby agrees that to the extent there are any discrepancies between the Borrower Provided Senior Rate and the Senior Administrative Agent Rate, the Administrative Agent shall apply the Senior Administrative Agent Rate as the applicable Senior Rate, unless the Administrative Agent reasonably determines the existence of manifest error on the part of the Senior Administrative Agent in determining the Senior Administrative Agent Rate, in which case the Administrative Agent shall have the discretion to apply the Borrower Provided Senior Rate as the applicable Senior Rate. In the event any additional interest is payable as a result of any discrepancy between the Borrower Provided Senior Rate and the Senior Administrative Agent Rate, payment of such additional interest will not be due hereunder for the purposes of Section 10.1(a) provided that it is paid within five days of it being requested by the Administrative Agent.

Section 2.2                                   Term Loan

Making of Term Loans.  Each Lender severally and not jointly agrees to make Term Loans to the Borrower in the amounts and manner set forth in Section 2.3(c).

Section 2.3                                   Rates and Payment of Interest on Loans

(a)                                  Revolving Loan Rates.  The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Revolving Loan made by such Lender for the period from and including the date of the making of such Revolving Loan to but excluding the date such Revolving Loan shall be paid in full, at the following per annum rates:

(i)                                     during such periods as such Revolving Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin; and

(ii)                                  during such periods as such Revolving Loan is a LIBOR Loan, at LIBOR for such Revolving Loan for the Interest Period therefor, plus the Applicable Margin.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents (x) the Borrower shall have no right to Continue, or Convert Base Rate Loans into, LIBOR Loans if an Event of Default exists and the Requisite Lenders (or the Administrative Agent at the direction of the Requisite Lenders) have notified the Borrower that it no longer has the right to Continue, or Convert Base Rate Loans into, LIBOR Loans and (y) while an Event of Default specified in Section 10.1(a), Section 10.1(e) or Section 10.1(f) shall exist, the Borrower shall pay to the Administrative Agent for the account of each Lender, as the case may be, interest at the Post-Default Rate on the overdue amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)                                 Payment of Interest on Revolving Loans. All accrued and unpaid interest on the outstanding principal amount of each Revolving Loan shall be payable, subject to Section 2.5(c), (i) as to any Base Rate Loan, monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Agreement Date, (ii) as to any LIBOR Loan having an Interest Period of one month, on the last Business Day of the applicable Interest Period, (iii) as to any LIBOR Loan having an Interest Period longer than one month, on each day that is one month, or a whole multiple thereof, after the first day of such Interest Period and on the last day of such Interest Period and (iv) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Subject to Article XII, Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)                                  PIK Option.  All accrued interest payable on any interest payment date specified in Section 2.5(b) may, at the election of the Borrower, be (i) added to the outstanding principal amount of the Revolving Loan on which such interest accrued, (ii) converted into a Term Loan (which shall be deemed borrowed on such interest payment date) with a principal amount equal to the amount of such accrued interest, or (iii) paid in cash.

(d)                                 Term Loan Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each outstanding Term Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the Base Rate (as in effect from time to time) plus 10.5%.

(e)                                  Payment of Interest on Term Loans. All accrued and unpaid interest on the outstanding principal amount of each Term Loan shall be payable on any date on which the principal balance of such Term Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).

Section 2.4                                   Number of Interest Periods

There may be no more than 8 different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.5                                   Repayment of Loans

(a)                                  Revolving Loans.  The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Termination Date.

(b)                                 Term Loans.  The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans on the Term Loan Maturity Date.

(c)                                  Failure of Post-Spin Equity Offering to Occur.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, if the Post-Spin Equity Offering shall not have occurred by the date 120 days following the Agreement Date other than as a result of a default by Brookfield US Corporation, (i)(A) the principal of, and all accrued interest on, the Loans at the time outstanding and (B) all of the other Obligations, shall all become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (ii) the Revolving Commitments, shall all immediately and automatically terminate.

Section 2.6                                   Prepayments

(a)                                  Optional.  Subject to Section 4.4, the Borrower may prepay Revolving Loans and Term Loans at any time without premium or penalty.  The Borrower shall give the Administrative Agent at least 3 Business Days’ prior written notice of the prepayment of any Loan.  Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess thereof.

(b)                                 Mandatory Prepayments for Revolving Commitment Overadvance.  If at any time the aggregate principal amount of all outstanding Revolving Loans exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans), the amount of such excess.

(c)                                  Application of Prepayments.  Amounts paid under the immediately preceding subsection (b) shall be applied to pay all amounts of principal on the outstanding Revolving Loans pro rata in accordance with Section 3.2. Voluntary prepayments of the Loans pursuant to the immediately preceding subsection (a) shall be applied in a manner determined at the discretion of the Borrower and specified in the applicable notice of prepayment. If the Borrower is required to pay any outstanding LIBOR Loans by reason of Section 2.6(b) prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

Section 2.7                                   Continuation

Subject to Section 2.3(a), the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount (or if less, the entire remaining amount of such Loan), and each new

Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation or telephonic notice of the Continuation of a LIBOR Loan not later than 12:00 p.m. Luxembourg time on the third Business Day prior to the date of any such Continuation.  Any such telephonic notice shall include all information required to be included in a Notice of Continuation and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Continuation sent to the Administrative Agent on the same day of the giving of any such telephonic notice.  Any such written notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is reasonably necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however, if pursuant to Section 2.3(a) the Borrower does not have the right to Continue LIBOR Loans, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.8 or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.8                                   Conversion

Subject to Section 2.3(a), the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication or telephonic notice of any proposed Conversion, Convert all or a portion of a Loan of one Type into a Loan of another Type.  Any such telephonic notice shall include all information required to be included in a Notice of Conversion and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Conversion sent to the Administrative Agent on the same day of the giving of any such telephonic notice. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount (or if less, the entire remaining amount of such Loan).  Each such Notice of Conversion shall be given not later than 12:00 p.m. Luxembourg time 3 Business Days prior to the date of any proposed Conversion.  Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan; provided that if the Borrower does not specify a duration, then the Borrower will be deemed to have requested an Interest Period of one month. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.9                                   Notes

(a)                                  Notes.  Except in the case of a Revolving Lender that has notified the Administrative Agent that it elects not to receive a Revolving Note, the Revolving Loans made by each Revolving Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Revolving Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed. Except in the case of a Term Loan Lender that has notified the Administrative Agent that it elects not to receive a Term Note, the Term Loans made by a Term Loan Lender shall, in addition to this Agreement, also be evidenced by a Term Note, payable to the order of such Term Loan Lender in an aggregate principal amount equal to the amount of its Term Loans made by such Term Loan Lender and otherwise duly completed.

(b)                                 Records.  The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.

(c)                                  Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own reasonable expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.10                            Voluntary Reductions of the Revolving Commitment

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments at any time and from time to time without penalty or premium upon not less than 3 Business Days’ prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided that if such Commitment Reduction Notice indicates that such termination or reduction of Revolving Commitments is in connection with a refinancing of indebtedness or a sale of the Borrower, such Commitment Reduction Notice may be revoked if such refinancing or such sale is not consummated.  Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Revolving Commitment reduction.  The Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated.  The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Administrative Agent for the account of the Revolving Lenders, including but not limited to any applicable compensation due to each Revolving Lender in accordance with Section 4.4.

Section 2.11                            Amount Limitations

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Revolving Loan and no reduction of the Revolving Commitments pursuant to Section 2.10 shall take effect, if immediately after the making of such Loan or such reduction in the Revolving Commitments the aggregate principal amount of all outstanding Revolving Loans would exceed the aggregate amount of the Revolving Commitments at such time.

Section 2.12                            Funds Transfer Disbursements

(a)                                  Generally.  The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated by the Borrower.  The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower.  The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower.  The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower.  If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower.  The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b)                                 Funds Transfer.  The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.  The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or a bank prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c)                                  Limitation of Liability.  None of the Administrative Agent or any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond the Administrative Agent’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent or any Lender or the Borrower knew or should have known the likelihood of these damages in any situation.  None of the Administrative Agent or any Lender makes any representations or warranties other than those expressly made in this Agreement.

ARTICLE III

PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1                                   Payments

(a)                                  Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Luxembourg time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Section 10.4, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on (x) a day which is not a Business Day or (y) a Business Day following a day that is not a Business Day, such date shall be extended to the second succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)                                 Presumptions Regarding Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2                                   Pro Rata Treatment

Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Section 2.1(a) shall be made from the Revolving Lenders, each payment of the fees under Section 3.5 shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.10 shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9, if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; (c) the making of Term Loans under Section 2.2 shall be made from the Lenders, pro rata in accordance with the respective Revolving Commitments; (d) each payment or prepayment of principal of Term Loans shall be made for the account of the Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (e) each payment of interest on Revolving Loans or Term Loans shall be made for the account of the Lenders, pro rata in accordance with the amounts of interest on such Revolving Loans or Term Loans, as applicable, then due and payable to the respective Lenders; and (f) the making, Conversion and Continuation of Revolving Loans or Term Loans of a particular Type (other than Conversions provided for by Section 4.1(c) and Section 4.5) shall be made pro rata among the Revolving Lenders according to the amounts of their respective Revolving Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous.

Section 3.3                                   Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 10.4, as applicable, such Lender shall promptly purchase from the other Lenders participations in

(or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 10.4, as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4                                   Several Obligations

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5                                   Fees

(a)                                  Upfront Fee.  On the closing date of the Post-Spin Equity Offering, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders an upfront fee of $500,000.

(b)                                 Drawdown Fee. On the date of the initial Revolving Loan borrowing, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders a fee of $2,000,000.

(c)                                  Annual Fee. During the period from the Agreement Date to but excluding the Revolving Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders a fee equal to the then aggregate amount of the Revolving Commitments multiplied by 0.50%.  Such fees shall be payable semi-annually in arrears on the last day of each December and June during the term of this Agreement and on the Revolving Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero.

Section 3.6                                   Computations

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, any accrued interest on any Base Rate Loan shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.

Section 3.7            Usury

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.  The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.3(a)(i) and (ii) and Section 2.3(e).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all unused fees, closing fees, prepayment premiums, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8            Statements of Account

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error.  The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder except to the extent otherwise mutually agreed.

Section 3.9            Defaulting Lenders

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(b)           Defaulting Lender Waterfall.  Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if such Defaulting Lender is a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement; fourth, to the payment of any amounts owing to the Administrative Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Administrative Agent or the Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           Certain Fees.

No Defaulting Lender that is a Revolving Lender shall be entitled to receive any Fee payable under Section 3.5(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). In addition, no Lender which is a Defaulting Lender as of the closing date of the Post-Spin Equity Offering shall be entitled to receive any Fee payable under Section 3.5(a).

(d)           Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held pro rata by the Revolving Lenders in accordance with their respective Revolving Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e)           Purchase of Defaulting Lender’s Commitment and Loans.  During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments (or, at the Borrower’s option, only the unutilized Commitments) and Loans (or, at the Borrower’s option, only Revolving Loans) to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitments and Loans via an assignment subject to and in accordance with the provisions of Section 13.5(b).  In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.5(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500.  The exercise by the Borrower of its rights under this Section shall, except as provided in the preceding sentence, be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10         Taxes

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by the Borrower.  The Borrower shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower reasonably believes that such Indemnified Taxes were not correctly or legally asserted, such Recipient will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.  As soon as practicable after any payment of Indemnified Taxes by the Administrative Agent to a Governmental Authority, the Administrative Agent shall deliver to the Borrower the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrower.

(f)                                    Status of Lenders.

(i)                                     At any time reasonably requested by the Borrower or at any time a Lender or the Administrative Agent becomes aware that it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Lender or the Administrative Agent shall promptly deliver to the Borrower and the Administrative Agent (or, in the case of the Administrative Agent, to the Borrower) such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender or Administrative Agent, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Administrative Agent is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment (or, in the case of documentation to be delivered by the Administrative Agent, in the Administrative

Agent’s reasonable judgment) such completion, execution or submission would subject such Lender (or Administrative Agent, as applicable) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Administrative Agent.  Upon the reasonable request of the Borrower or the Administrative Agent, any Lender or Administrative Agent shall update any form or certification previously delivered pursuant to this subsection (f).  If any form or certification previously delivered pursuant to this subsection expires or becomes obsolete or inaccurate in any respect with respect to a Lender or Administrative Agent, such Lender or Administrative Agent shall promptly (and in any event within 30 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)                                  Without limiting the generality of the foregoing:

(A)                              any Lender or Administrative Agent that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (or, in the case of the Administrative Agent, to the Borrower) on or prior to the date on which such Lender or Administrative Agent becomes a Lender or Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender or Administrative Agent is exempt from U.S. federal backup withholding tax;

(B)                                any Foreign Lender or any Administrative Agent which is not a U.S. Person (a “Foreign Administrative Agent”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (or, in the case of a Foreign Administrative Agent, to the Borrower) (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Foreign Administrative Agent becomes a Lender or Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” or other applicable article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits”, “other income”, or other applicable article of such tax treaty;

(2)                                  executed originals of IRS Form W-8ECI or IRS Form W-8EXP;

(3)                                  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)                                  to the extent a Foreign Lender or Foreign Administrative Agent is not the beneficial owner (including with respect to amounts received in its capacity as an Administrative Agent for remittance to the Lenders), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8EXP, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)                                any Foreign Lender or Foreign Administrative Agent shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (or, in the case of the Administrative Agent, to the Borrower) (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Foreign Administrative Agent becomes a Lender or Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower and the Administrative Agent (or, in the case of the Administrative Agent, to the Borrower) at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Administrative Agent has complied with such Lender’s or Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. For purposes of this Section 3.10(f), references to any “IRS Form” shall include any applicable successor form.

(g)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                                     Limitation of Claims.  Notwithstanding anything in this Section to the contrary, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amount incurred or reductions suffered more than 18 months prior to the date that such Lender obtains actual knowledge of the event that gives rise to such claim (except that, if a change in law giving rise to such claim is retroactive, then the 18-month period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE IV

YIELD PROTECTION, ETC.

Section 4.1                                   Additional Costs; Capital Adequacy

(a)                                  Capital Adequacy.  If any Lender or any Participant determines that, as a result of a Regulatory Change, compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital and other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans), then the Borrower shall, from time to time, within 30 days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b)                                 Additional Costs.  In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (except for Indemnified Taxes indemnified under Section 3.10(d) and the imposition of, or any change in the rate of, any Excluded Taxes payable by such Lender), or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c)           Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans), then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5 shall apply).

(d)           Notification and Determination of Additional Costs.  Each of the Administrative Agent, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent); provided, further, however, that the Borrower shall not be required to compensate the Administrative Agent, a Lender or a Participant pursuant to this Section or Section 3.10 for any increased costs incurred or reductions suffered more than 90 days prior to the date that the Administrative Agent, such Lender or such Participant, as the case may be, notifies the Borrower in writing of the event entitling such Person to compensation under this Section or Section 3.10, as applicable, and of such Person’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).  The Administrative Agent, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender or a Participant to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section, and that such Person generally charges the same amounts to similarly situated Borrowers.  Determinations by the Administrative Agent, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.

Section 4.2            Suspension of LIBOR Loans

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)                                  the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR; or

(b)                                 the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period and the Lenders are not entitled to compensation in respect of such costs under Section 4.1(b)

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3                                   Illegality

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5 shall be applicable).

Section 4.4                                   Compensation

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)                                  any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)                                 any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.2 to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (i) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (ii) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date.  Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  Any such statement shall be conclusive absent manifest error.

Section 4.5                                   Treatment of Affected Loans

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(c), Section 4.2 or Section 4.3 then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1(c), Section 4.2 or Section 4.3 on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1, Section 4.2 or Section 4.3 that gave rise to such Conversion no longer exist:

(a)                                  to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)                                 all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1(c) or Section 4.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.6                                   Affected Lenders

If (a) a Lender requests compensation pursuant to Section 3.10 or Section 4.1, (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(c) or Section 4.3 or (c) a Lender is a Defaulting Lender or a Non-Consenting Lender, then, so long as there does not then exist any Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee.  Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders.  The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Section 3.10, Section 4.1 or Section 4.4) with respect to any period up to the date of replacement.

Section 4.7            Change of Lending Office

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to (a) designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.10, Section 4.1, or Section 4.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not materially disadvantageous to such Lender as determined by such Lender in its sole discretion and (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 3.10, Section 4.1, or Section 4.3 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Lender’s Commitments or Loans as applicable, in accordance with such other measures would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, if as a result of utilizing another Lending Office as described above, a Lender shall incur incremental expenses which such Lender reasonably deems material in amount, then such Lender will not be obligated to utilize such other Lending Office pursuant to this Section unless the Borrower agrees to pay all such incremental expenses incurred by such Lender as a result of utilizing such other Lending Office as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  In no event shall a Lender be required to establish a Lending Office located in the United States of America to comply with the requirements of this Section.

Section 4.8            Assumptions Concerning Funding of LIBOR Loans

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period;

provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

Section 4.9            No Plan Assets

No Lender shall fund any portion of any Loan hereunder with “plan assets” as defined by § 3(42) of ERISA.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1            Conditions Precedent to First Advance

The obligation of the Lenders to making the first Revolving Loan is subject to the satisfaction or waiver of the following conditions precedent: (i) all of the Equity Interests of the Borrower will have been distributed by GGP to its shareholders and no circumstance or event has occurred or exists which could reasonably be expected to result in the Borrower’s common stock not having trading privileges on the NYSE by the first Business Day immediately following the Agreement Date and (ii) payment by the Borrower to the Administrative Agents and the Lenders of all Fees and expenses due and payable under this Agreement.

Section 5.2            Conditions Precedent to All Revolving Loans

The obligations of the Lenders to make any Revolving Loans are each subject to the further conditions precedent that:  (a) except as an advance may be permitted under clause (e) below, no Default or Event of Default (limited to the Effective Date Events of Default in the case of the Loans being made on the Agreement Date) shall exist as of the date of the making of such Revolving Loan or would exist immediately after giving effect thereto, (b) except as an advance may be permitted under clause (e) below, in the case of Revolving Loans no violation of the limits described in Section 2.11 would occur after giving effect thereto; (c) except as an advance may be permitted under clause (e) below, the representations and warranties made or deemed made by the Borrower in the Loan Documents (limited to the Effective Date Representations in the case of the Loans being made on the Agreement Date), shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Revolving Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents, (d) the Administrative Agent shall have received a timely Notice of Borrowing, and (e) no “default” (as defined in the Senior Credit Agreement) having occurred and be continuing under the Senior Facility except only for any payment defaults that are outstanding under the Senior Facility (as confirmed by the Senior

Administrative Agent) where the proceeds of the proposed advance are paid directly to the Senior Administrative Agent and are sufficient to cure all payments defaults.  Each Revolving Loan borrowing shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Revolving Loan borrowing and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Revolving Loan borrowing, as of the date of the occurrence of such Revolving Loan borrowing).  In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Revolving Loan is made that all conditions to the making of such Loan contained in this Article V have been satisfied. Unless set forth in writing to the contrary, the making of its initial Revolving Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for such initial Revolving Loans that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1                                   Representations and Warranties

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a)                                  Organization; Power; Qualification.  The Borrower is a corporation duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the nature of its business requires such qualification or authorization and where the failure to be in good standing, so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)                                 Authorization of Loan Documents and Extensions of Credit; Binding Obligations.  The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow Loans hereunder.  The Borrower has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents to which the Borrower is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and enforceable obligation of such Person, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c)                                  No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any material Governmental Approval or violate in any material respects any Applicable Law (including all Environmental Laws) relating to the Borrower; (ii) conflict with, result in a breach of or constitute a default under (x) the organizational documents of the Borrower, or (y) any indenture, agreement or other instrument to which the Borrower is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property other than Liens created under the Senior Loan Documents in favor of the Senior Administrative Agent or that would cause an Event of Default.

(d)                                 Compliance with Laws.  The Borrower is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(e)                                  Litigation.  Except as set forth on Schedule 6.1(e), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against the Borrower or any of its property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(f)                                    Taxes.  All federal and other material tax returns of the Borrower required by Applicable Law to be filed have been duly filed, and all federal and other material taxes, assessments and other governmental charges or levies upon, the Borrower and its properties, income, profits and assets which are due and payable have been paid prior to delinquency, except any such nonpayment or non-filing which is at the time permitted under the Senior Credit Agreement or, if the Senior Credit Agreement is no longer in effect, under Section 7.1 hereof.

(g)                                 Financial Statements.  The Borrower has furnished to each Lender copies of (i) the audited combined balance sheets of the RPI Businesses (as defined in the financial statements attached to the Form 10) as of December 31, 2010 and as of December 31, 2009, and the related combined statements of operations, equity, and cash flows for the period from November 10, 2010 through December 31, 2010 and for the period from January 1, 2010 through November 9, 2010, and for each of the prior two years in the period ended December 31, 2009 and (ii) the unaudited combined balance sheet of such RPI Businesses for the fiscal quarters ended September 30, 2011 and December 31, 2010, the related unaudited combined statements of operations for the fiscal quarter ended on such date and for the period from January 1, 2011 through September 30, 2011, and the unaudited statements of equity and cash flows for the period from January 1, 2011 through September 30, 2011.  Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of such RPI Businesses as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).

(h)                                 Projections. On and as of the Agreement Date, the projections of the Borrower for the period of the Borrower’s fiscal year 2012 through and including its fiscal year 2015 (the “Projections”) were prepared in good faith and are based on assumptions made by the management of the Borrower believed reasonable at the time prepared; provided, the Projections are not to be viewed as facts and are subject to a variety of factors beyond the control of the Borrower and its Subsidiaries and that actual results during the period or periods covered by the Projections and may differ from such Projections and that the differences may be material and/or adverse.

(i)                                     No Material Adverse Change; Solvency.  Since September 30, 2011 there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries, taken as a whole, are Solvent.

(j)                                     ERISA.

(i)                                     Except as to any noncompliance which could not reasonably be expected to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects.  Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii)                                  With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)                               Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the

ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(k)           No Defaults.  The Borrower is in compliance, in all material respects, with all of the terms of each contract to which it is a party, and no event of default exists with respect to any such contract, in each case, where such failure to be in compliance or event of default could reasonably be expected to have a Material Adverse Effect.  The Borrower is in compliance, in all material respects, with its certificate of incorporation and bylaws.

(l)            Environmental Laws.  The Borrower (i) is in compliance with all Environmental Laws applicable to its business and operations, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect.  Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Responsible Officer of the Borrower has knowledge of, nor has the Borrower received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to the Borrower, its business or operations may:  (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws or (y) cause or contribute to any other potential common-law or legal claim or other liability and, with respect to the immediately preceding clauses (x) and (y) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law.  There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect.  To the knowledge of any Responsible Officer of the Borrower, no Hazardous Materials have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(m)          Employee Matters.  The Borrower is not engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower, or to the knowledge of the Borrower, threatened against it before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or to the knowledge of the Borrower, threatened in writing against it, or (ii) no strike or work stoppage in existence or threatened in writing involving the Borrower, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

(n)           Investment Company and Similar Laws.  The Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document.

(o)           Margin Stock.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(p)           Intellectual Property.  The Borrower owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, except where such failure to own or have the right to use, and except for conflicts, in each case, that could not reasonably be expected to have a Material Adverse Effect.

(q)           Business.  As of the Agreement Date, the Borrower and its Subsidiaries are engaged in the business of owning and operating regional malls and similar retail properties, together with other business activities incidental thereto.

(r)            Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.

(s)           Accuracy and Completeness of Information.  All written information, reports and other papers and data (other than the Projections, other projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower were, at the time the same were so furnished, complete and correct in all material respects so as not to be materially misleading as to the subject matter, or, in the case of financial statements, present fairly, in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure).  All financial projections and other forward looking statements prepared by or on behalf of the Borrower that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith and were or will be based on assumptions made by the management of the Borrower believed reasonable at the time prepared; provided, financial projections and other forward looking statements are not to be viewed as facts and are subject to a variety of factors beyond the control of the Borrower and that actual results during the period or periods covered by financial projections and other forward looking statements may differ from such financial projections and other forward looking statements and that the differences may be material and/or adverse.  No document furnished or written statement made by the Borrower to the Administrative Agent or any Lender in

connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain when taken as a whole with all such documents and statements, contained at the time furnished any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.

(t)            Not Plan Assets; No Prohibited Transactions.  None of the assets of the Borrower constitutes “plan assets” within the meaning of § 3(42) of ERISA.  Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in § 3(42) of ERISA, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute non-exempt “prohibited transactions” under ERISA or the Internal Revenue Code.

(u)           OFAC.  Neither the Borrower, or to the knowledge of a Responsible Officer of the Borrower, any Affiliate of the Borrower:  (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(v)           REIT Status.  For all dates prior to the first date upon which the Borrower files a tax return under the Internal Revenue Code, the Borrower has been organized and operated in a manner such that upon its election of REIT status, it shall be treated as a REIT for purposes of the Internal Revenue Code.  For all dates thereafter, the Borrower is qualified as a REIT.

(w)          Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes.

Section 6.2            Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the date of the occurrence of each Revolving Loan borrowing, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted under the Loan Documents; provided, however, in the case of each Revolving Loan borrowing occurring on the Agreement Date, notwithstanding anything to the contrary contained in any Loan Document, the only representations and warranties contained in the Loan Documents which the Borrower shall be deemed to have made on the Agreement Date are the Effective Date Representations.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Revolving Loans.

ARTICLE VII

SENIOR COVENANTS

From and after the Agreement Date and for so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 7.1            Incorporation of Senior Covenants by Reference

Should the Senior Credit Agreement no longer be effective for any reason, all of the covenants (both positive and negative but not any financial covenants) and events of default set out in the Senior Credit Agreement that are applicable to Borrower will automatically be deemed to have been adopted and incorporated by reference in this Agreement, with such variations as the Administrative Agent may approve (acting reasonably) but in any event not more restrictive than those of the Senior Facility as in existence as of such date; provided that no covenants or events of default applicable to any Mortgaged Property or Additional Portfolio (as each term is defined in the Senior Credit Agreement) shall be adopted or incorporated by reference into this Agreement.  The Borrower, the Administrative Agent and the Lenders will enter into such amendments to this Agreement as the Administrative Agent, acting reasonably, may require to reflect the same.

ARTICLE VIII

INFORMATION

For so long as this Agreement is in effect, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1            Quarterly Financial Statements

As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Borrower), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2            Year-End Statements

As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 90 days after the end of each fiscal year of the Borrower), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of independent certified public accountants of recognized national standing acceptable to the Administrative Agent, it being agreed that each of Deloitte & Touche LLP, Ernst & Young LLP, PriceWaterhouseCoopers LLC and KPMG LLP is acceptable to the Administrative Agent whose report shall be unqualified as to going concern and scope of audit.

Section 8.3            Senior Facility Certificates and Reports

At the time furnished pursuant to the Senior Facility, copies of all compliance certificates and budgets delivered to the Senior Administrative Agent pursuant to Section 8.3 and 8.4(b) of the Senior Credit Agreement.

Section 8.4            Electronic Delivery of Certain Information

Documents required to be delivered or any notice delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower), provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or

Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have occurred as of 9:00 a.m. local time on the next business day for the recipient.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

Section 8.5                                   USA Patriot Act Notice; Compliance

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall provide promptly upon any such request to such Lender the Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE IX

ADDITIONAL NEGATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 9.1                                   Merger, Consolidation, Dispositions and Other Arrangements

The Borrower shall not (a) enter into any transaction of merger or consolidation, (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution) or (c) effect any Disposition, except:

(i)                                     any Subsidiary may merge with the Borrower (in which case, the Borrower shall be the survivor of such merger) so long as immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; and

(ii)                                  Dispositions to any Subsidiary of the Borrower.

Section 9.2                                   Amendments or Waivers of Organizational Documents and Certain Related Agreements

The Borrower shall not amend, restate, supplement or otherwise modify, or waive, any provision of, its certificate or articles of incorporation, by-laws, or other applicable organizational document, in each case, other than such amendments, restatements, supplements or other modifications or waivers that are not materially adverse to the Administrative Agent or any Lender or their respective interests in and under the Loans or the Loan Documents.

ARTICLE X

DEFAULT

Section 10.1                            Events of Default

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)                                  Default in Payment.  The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (i) the principal of any of the Loans, (ii) any interest on any of the Loans owing by the Borrower under this Agreement and not capitalized or converted into a Loan in accordance with the terms of this Agreement or (iii) any other payment Obligation owing by the Borrower under any other Loan Document, and in the case of clauses (ii) and (iii) only, such failure shall continue for a period of 5 days following the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(b)                                 Default in Performance.

(i)                                     The Borrower shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.5, and in the case of this subsection (b)(i) only, such failure shall continue for a period of 10 days after the date upon which the Borrower has received written notice of such failure from the Administrative Agent; or

(ii)                                  The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower obtains actual knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent, provided that if such default is not reasonably capable of being cured within such thirty (30) day period, such failure shall not constitute an Event of Default so long as the Borrower commences the cure of such default within such thirty 30 day period, diligently prosecutes such cure to completion and such failure ceases to exist within 60 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower obtained actual knowledge of such failure or (y) the date upon which the Borrower received written notice of such failure from the Administrative Agent.

(c)                                  Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or written statement at any time furnished by, or at the direction of, the Borrower to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d)                                 Senior Facility Cross Acceleration.  As a result of the occurrence of an event of default or equivalent condition with respect to the Senior Facility, the holder or holders of the Indebtedness in respect of the Senior Facility (or a trustee or other representative on behalf of such holder or holders), have declared all such Indebtedness to be, or all such indebtedness has become, due and payable in full, in each case prior to its stated maturity.

(e)                                  Voluntary Bankruptcy Proceeding.  The Borrower shall:  (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)                                    Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)                                 Revocation of Loan Documents. The Borrower shall (or shall attempt to) disavow, revoke or terminate any Loan Document in writing or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)                                 Change of Control.  A Change of Control shall occur.

Section 10.2                            Remedies Upon Event of Default

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)                                  Acceleration; Termination of Facilities.

(i)                                     Automatic.  Upon the occurrence of an Event of Default specified in Section 10.1(e) or Section 10.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, and (2) the Commitments shall all immediately and automatically terminate.

(ii)                                  Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall:  (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, and (2) terminate the Commitments hereunder.

(b)                                 Loan Documents.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)                                  Applicable Law.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

Section 10.3                            Remedies Upon Default

Upon the occurrence of a Default specified in Section 10.1(f), the Commitments shall immediately and automatically terminate.

Section 10.4                            Allocation of Proceeds

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.3) under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)                                  amounts due to the Administrative Agent and the Lenders in respect of expenses due under Section 13.2 until paid in full, and then Fees;

(b)                                 payments of interest and other amounts constituting Obligations (other than principal of Loans) and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(c)                                  payments of principal of all Loans to be applied in each case equally and ratably in accordance with the respective amounts thereof then due and owing to such Lenders;

(d)                                 amounts due to the Administrative Agent and the Lenders pursuant to Section 11.6 and Section 13.9;

(e)                                  payments of all other Obligations to be applied for the ratable benefit of the Lenders; and

(f)                                    any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.5                            Performance by Administrative Agent

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.6                            Rights Cumulative

(a)                                  Generally.  The rights and remedies of the Administrative Agent under this Agreement, each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Administrative Agent may be selective and no failure or delay by the Administrative Agent in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)                                 Enforcement by Administrative Agent.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X for the benefit of the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 13.3 (subject to the terms of

Section 3.3), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1         Appointment and Authorization

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Agent,” “Administrative Agent,” “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII that the Borrower is not otherwise required to deliver directly to the Lenders.  The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2         Trilon as Lender

Trilon shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Trilon in each case in its individual capacity.  Trilon and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to any other Lender.  Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders.  The Lenders acknowledge that, pursuant to such activities, Trilon or its Affiliates may receive information regarding the Borrower, the Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3         Approvals of Lenders

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof.  Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan

Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.4         Notice of Events of Default

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default.”  Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.5         Administrative Agent’s Reliance

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own bad faith, gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment.  Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel:  (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or covered thereby; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.6         Indemnification of Administrative Agent

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.7         Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender.  Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, its Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, its Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower or any Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates.  Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 11.8         Successor Administrative Agent

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default specified in Section 10.1(a),  or Section 10.1(e) or Section 10.1(f) with respect to the Borrower exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed except that the Borrower’s approval shall not be required if the successor Administrative Agent is (x) an Affiliate of the predecessor Administrative Agent or (y) if only one Lender, such lender or an Affiliate of such Lender.  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.  Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

ARTICLE XII

SUBORDINATION

Section 12.1         Payment Subordination

The Borrower covenants and agrees, and each Lender by its acceptance of this Agreement and the other Loan Documents (whether upon original issue or upon transfer or assignment) hereby covenants and agrees that, notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the payment of any or all of the Obligations under this Agreement shall be subordinate and junior in right of payment to the prior payment in full in cash of all Senior Debt.  For the avoidance of doubt, the amount of Senior Debt entitled to benefits of this Article XII shall be unlimited, and in any event shall include increases in the principal amount of the Senior Debt from time to time after the date hereof, any post-petition extensions of credit, and all interest and fees payable in respect of the Senior Debt, including default rate and post-petition interest.

Section 12.2         Liquidation, Dissolution, Bankruptcy

In the event of any Proceeding involving the Borrower, then and in any such event, (a) all Senior Debt shall first be paid in full in cash and all commitments to lend under the Senior Credit Agreement shall be terminated before any Distribution, whether in cash, securities or other property (other than Permitted Securities and interest payable in kind), shall be made to Administrative Agent or any Lender on account of the Obligations; (b) any Distribution, whether in cash, property or securities (other than Permitted Securities and interest payable in kind) which would otherwise, but for the terms of this Article XII, be payable or deliverable upon or with respect to any or all of the Obligations shall be paid or delivered directly to Senior Administrative Agent (to be held and/or applied in accordance with the terms of the Senior Credit Agreement)  until all Senior Debt is paid in full in cash and all commitments to lend under the Senior Credit Agreement shall have been terminated, and until the Senior Debt shall have been paid in full in cash and all commitments to lend under the Senior Credit Agreement shall have terminated, no Distribution (other than Permitted Securities and interest payable in kind)

shall be made in respect of the Obligations; (c) Administrative Agent and each Lender hereby agree not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any liens and security interests securing the Senior Debt; (d) Administrative Agent and each Lender hereby agrees to execute, verify, deliver and file any proofs of claim in respect of the Obligations requested by Senior Administrative Agent in connection with any such Proceeding and hereby irrevocably authorizes, empowers and appoints Senior Administrative Agent its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim and (ii) vote such claim in any such Proceeding; provided Agent shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim; and (e) the Senior Debt shall continue to be treated as Senior Debt and the provisions of this Article XII shall continue to govern the relative rights and priorities of the holders of the Senior Debt, on the one hand, and Administrative Agent and the Lenders, on the other hand,  even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding, and this Article XII shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.  Administrative Agent and each Lender irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions to Senior Administrative Agent. Administrative Agent and each Lender also irrevocably authorize and empower Senior Administrative Agent, in the name of Administrative Agent and Lenders, to demand, sue for, collect and receive any and all such Distributions.

Section 12.3         Payment Restrictions

Until the Senior Debt shall have been paid in full in cash and the commitments to lend under the Credit Agreement shall have been terminated, and notwithstanding the terms of this Agreement or any other Loan Document, the Borrower hereby agrees that it shall not make, and each of Administrative Agent and each Lender hereby agrees that it shall not accept, any Distribution (other than interest payable in kind) with respect to the Obligations; provided that the Borrower may pay (x) and the Administrative Agent and the Lenders may accept, the fees and other payments specified in Section 3.5, Section 3.9, Section 3.10(c), Section 4.1(b) and the reasonable out-of-pocket costs and expenses (including reasonable legal fees) payable by the Borrower in accordance with Section 13.2 unless, at the time of such payment or after giving effect thereto, a Senior Default exists and such Senior Default shall not have been cured or waived in writing by the Senior Administrative Agent and the holders of the Senior Debt and (y) principal or interest in cash if such payment of principal or interest is consented to by the Senior Administrative Agent and the percentage of lenders whose consent is required pursuant to the Senior Credit Agreement in order to make such payment.

Section 12.4         Standstill Provisions

Until the Senior Debt is paid in full in cash and all commitments to lend under the Senior Credit Agreement have been terminated, Administrative Agent and Lenders shall not, without the prior written consent of Senior Administrative Agent, take any Enforcement Action with respect to the Obligations. Notwithstanding the foregoing, Administrative Agent may accelerate the Obligations if Senior Administrative Agent has accelerated the Senior Debt (provided that,

Administrative Agent shall rescind such acceleration if the Senior Administrative Agent has rescinded acceleration of the Senior Debt).  Any Distributions or other proceeds of any Enforcement Action obtained by Administrative Agent or any Lender in violation of the foregoing prohibition shall in any event be held in trust by it for the benefit of Senior Administrative Agent and the holders of the Senior Debt and promptly paid or delivered to Senior Administrative Agent for the benefit of the holders of the Senior Debt in the form received until all Senior Debt is paid in full in cash and all commitments to lend under the Senior Credit Agreement have been terminated.

Section 12.5         Turnover of Payment

If any Distribution on account of the Obligations not permitted to be made by the Borrower or accepted by Administrative Agent or the Lenders shall be collected or received by the Administrative Agent or any Lender in contravention of any of the terms of this Article XII and prior to the payment in full in cash of the Senior Debt at the time outstanding and before the commitments to lend under the Senior Credit Agreement shall have terminated, the Administrative Agent or such Lender, as applicable, shall forthwith deliver such Distribution, to the extent necessary to pay all such Senior Debt in full in cash, to the holders of the Senior Debt for their account and, until so delivered, the same shall be held in trust by the Administrative Agent or Lender, as applicable, for the benefit of and as the property of the holders of the Senior Debt.

Section 12.6         Subrogation

Subject to the prior payment in full in cash of all Senior Debt and termination of all commitments to lend under the Senior Credit Agreement, in the event and to the extent cash, property or securities otherwise payable or deliverable to the Administrative Agent or the Lenders shall have been applied pursuant to this Article XII to the payment of Senior Debt, then and in each such event, the Administrative Agent and the Lenders shall be subrogated to the rights of each holder of Senior Debt to receive any further Distribution in respect of or applicable to the Senior Debt; and, for the purposes of such subrogation, no Distribution to the holders of Senior Debt of any cash, property or securities to which the Administrative Agent or any Lender would be entitled except for the provisions of this Article XII, and no payment over pursuant to the provisions of this Article XII to the holders of Senior Debt by the Administrative Agent or any Lender shall, as between the Borrower, its creditors other than the holders of Senior Debt and the Administrative Agent and the Lenders, be deemed to be a payment by the Borrower to or on account of Senior Debt.

Section 12.7         No Prejudice or Impairment

The provisions of this Article XII are solely for the purpose of defining the relative rights of the Senior Administrative Agent and the holders of the Senior Debt on the one hand, and the Administrative Agent and the Lenders on the other hand, and none of such provisions shall impair, as between the Borrower and the Administrative Agent and the Lenders the respective obligations of the Borrower, which are unconditional and absolute, to pay to the Administrative Agent and the Lenders the Obligations in accordance with the terms hereof nor shall any such provisions prevent the Administrative Agent or the Lenders from exercising all remedies otherwise permitted under applicable law or under the terms of this Agreement, subject to the rights of the Senior Administrative Agent and the holders of Senior Debt hereunder.

Section 12.8         Subordination of Liens and Security Interests; Release of Liens; Agreement Not to Contest

(a)           Until the Senior Debt has been paid in full and all commitments to lend under the Senior Credit Agreement have been terminated, (a) Administrative Agent and Lenders shall not take any liens or security interests in any assets or property of the Borrower and (b) any liens and security interests of Administrative Agent or any Lender in any property or assets of the Borrower which may exist in breach of this Section 12.8 shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of Senior Administrative Agent and the holders of the Senior Debt in such property and assets, regardless of the time, manner or order of perfection of any such liens and security interests.  In the event that Administrative Agent or any Lender obtains any liens or security interests in any assets or property of the Borrower, such Person shall (or shall cause its agent to) promptly execute and deliver to Senior Administrative Agent such termination statements and releases as Senior Administrative Agent shall request to effect the release of the liens and security interests of such Person in such assets or property.  In furtherance of the foregoing, Administrative Agent and each Lender irrevocably appoint Senior Administrative Agent its attorney-in-fact, with full authority in the place and stead of Administrative Agent or such Lender and in the name of Administrative Agent or such Lender or otherwise, to execute and deliver any document or instrument which Administrative Agent or such Lender may be required to deliver pursuant to this Section 12.8.

(b)           Each of Administrative Agent and each Lender agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, or the liens and security interests securing the Senior Debt.

Section 12.9         Miscellaneous

(a)           Effect.  The provisions of this Article XII are for the benefit of the holders of the Senior Debt and may be enforced directly by the Senior Administrative Agent on behalf of the holders of the Senior Debt, against the Administrative Agent and the Lenders.  The subordination provisions set forth in this Article XII shall remain in full force and effect until payment in full in cash of all Senior Debt and termination of all commitments to lend under the Senior Credit Agreement.

(b)           No Waiver.  Neither the failure nor any delay on the part of the holders of the Senior Debt to exercise any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege.

(c)           Amendments.  The terms and provisions of this Article XII shall not be modified or amended except in writing by the relevant holders of the Senior Debt then outstanding.

(d)           Subordination Rights Not Impaired. No right of the Senior Administrative Agent or any present or future holders of any Senior Debt to enforce subordination as provided in this Article XII will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act, in good faith, by the Senior Administrative Agent or any such holder, or by any noncompliance by the Borrower with the terms of this Agreement, regardless of any knowledge thereof that the Senior Administrative Agent or any such holder may have or otherwise be charged with.

(e)           No Waiver of Subordination Provisions.  Without in any way limiting the generality of Section 12.9(d), the Senior Administrative Agent and the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Administrative Agent or the Lenders, without incurring responsibility to the Administrative Agent or the Lenders and without impairing or releasing the subordination provided in this Article XII or the obligations hereunder of the Administrative Agent and the Lenders to the Senior Administrative Agent and the holders of Senior Debt, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (c) release any Person liable in any manner for the collection of Senior Debt; and (d) exercise or refrain from exercising any rights against the Borrower and any other Person.

(f)            Reliance.  Each holder of Senior Debt, whether such Senior Debt is now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Article XII.

(g)           Construction. Any reference to the Borrower in this Article XII or in any definition used in this Article XII shall include any co-Borrowers joining this Agreement pursuant to Section 13.5(a).

Section 12.10       Reinstatement.

The provisions of this Article XII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the holders of the Senior Debt for any reason whatsoever (including, without limitation, as a result of a Proceeding involving the Borrower) all as though such payment had not been made.

ARTICLE XIII

MISCELLANEOUS

Section 13.1         Notices

Unless otherwise provided herein (including without limitation as provided in Section 8.4), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Rouse Properties, Inc.

1114 Avenue of the Americas
Suite 2800
New York, New York 10110
Attention:  Chief Financial Officer

Telecopy Number:	(212) 417-7272
Telephone Number:	(212) 608-5108

Rouse Properties, Inc.
1114 Avenue of the Americas
Suite 2800
New York, New York 10110
Attention:  General Counsel

Telecopy Number:	(212) 417-7272
Telephone Number:	(212) 608-5108

with a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention:              Angela L. Fontana

Telecopy Number:	(214) 746-7895
Telephone Number:	(214) 746-7777

If to the Administrative Agent:

Trilon (Luxembourg) S.A.R.L.

Capita International Financial Services

16, Avenue Pasteur

L-2310 Luxembourg

Attention:              Andrea Sváb

Telecopy Number:	+352 26 12 18 30
Telephone Number:	+352 26 12 18 76

with a copy to:

Torys LLP

1114 Avenue of the Americas

New York, New York 10036-7703

Attention:	Jonathan B. Wiener
Telephone:	(212) 880-6121
Facsimile:	(212) 682-0200

If to any Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower.  All such notices and other communications shall be effective (i) if mailed, upon receipt; (ii) if telecopied, when transmitted (except that, if not transmitted during normal business hours for the recipient, such notice shall be deemed to have been given at the opening of business on the next Business Day for the recipient); (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.4 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  None of the Administrative Agent or any Lender shall incur any liability to the Borrower (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.  Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2         Expenses

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution, delivery and administration of, and any amendment, supplement or modification to, any of the Loan Documents and the consummation of the transactions contemplated hereby and thereby, including without limitation, (i) all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (ii) all other costs and expenses with respect to due diligence and (iii) reasonable fees and expenses of counsel to the Administrative Agent, limited to one primary outside counsel to the Administrative Agent, and in any other material relevant jurisdiction, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable, documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel limited to one primary outside counsel to the Administrative Agent and the Lenders and one local counsel to the Administrative Agent and the Lenders in any other material relevant jurisdiction, and, in the event of any conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole, and (c) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Section 10.1(e) or

Section 10.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower, whether proposed by the Borrower, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.3         Setoff

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2, and although such Obligations shall be contingent or unmatured.  Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders.

Section 13.4         Litigation; Jurisdiction; Other Matters; Waivers

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY

OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)           THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY OF THE FOREGOING, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL RETURN RECEIPT REQUESTED ADDRESSED TO SUCH PERSON AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.  SHOULD ANY PARTY HERETO FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, SUCH PERSON SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

(d)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

(e)           TRILON, HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE CORPORATION SERVICE COMPANY WITH OFFICES CURRENTLY LOCATED 1180 AVENUE OF THE AMERICAS, SUITE 210, NEW YORK, NY 10036 UNITED STATES OF AMERICA (THE “PROCESS AGENT”) AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES.  TRILON COVENANTS AND AGREES THAT IT SHALL TAKE ANY AND ALL REASONABLE ACTION, INCLUDING THE EXECUTION AND FILING OF ANY AND ALL DOCUMENTS THAT MAY BE NECESSARY TO CONTINUE THE FOREGOING APPOINTMENT IN FULL FORCE AND EFFECT AND TO CAUSE THE AGENT FOR SERVICE OF PROCESS TO CONTINUE TO ACT IN SUCH CAPACITY.  IF FOR ANY REASON THE CORPORATION SERVICE COMPANY (OR ANY SUCCESSOR THERETO) SHALL CEASE, OR SHALL NOT BE CAPABLE TO ACT, AS PROCESS AGENT, TRILON SHALL PROMPTLY AND IRREVOCABLY DESIGNATE AND APPOINT A SUCCESSOR PROCESS AGENT.  TRILON CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 13.1, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT.  IT IS HEREBY AGREED BY THE PARTIES HERETO THAT THE PREFERRED METHOD OF SERVICE OF PROCESS SHALL BE THROUGH PROCESS SERVED ON THE PROCESS AGENT, AND ALTERNATIVE METHODS SHALL BE USED ONLY IF SUCH SERVICE OF PROCESS THROUGH THE PROCESS AGENT IS DETERMINED TO BE INVALID, INEFFECTIVE, UNTIMELY OR OTHERWISE BURDENSOME AS REASONABLY DETERMINED BY THE BORROWER.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY THE BORROWER, THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION.

(f)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT THE HOLDER OR HOLDERS OF THE INDEBTEDNESS IN RESPECT OF THE SENIOR FACILITY (AND ANY TRUSTEE OR OTHER REPRESENTATIVE ACTING ON THEIR BEHALF) SHALL BE ENTITLED TO THE BENEFITS OF THIS SECTION AS IF THEY WERE PARTIES HERETO.

Section 13.5         Successors and Assigns

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and Participants to the extent provided in the immediately following subsection (d)) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding the foregoing, one or more Subsidiaries may assume the rights and obligations of the Borrower, on a joint and several basis with Rouse Properties, Inc., pursuant to a Joinder Agreement; provided that the references to the Borrower in “Change of Control,” Section 8.1, Section 8.2 and Section 9.1 shall, under any circumstances, refer only to Rouse Properties, Inc.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of an assigning Revolving Lender’s Revolving Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, in the case of an assignment of the entire remaining amount of an assigning Term Loan Lender’s Term Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in the immediately preceding subsection (A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, and the principal outstanding balance of the Term Loan subject to such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default specified in Section 10.1(a), or Section 10.1(e) or Section 10.1(f) with respect to the Borrower shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment and its Term Loan on a non-rata basis.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed (it being agreed, however, that (1) if assignment to a proposed assignee would, in the Borrower’s reasonable discretion, be reasonably likely to result in such proposed assignee qualifying as an Affected Lender, or (2) if the lenders under the Senior Facility or servicers for Indebtedness of the Borrower or any Subsidiary or joint venture that exist on the Agreement Date who are entitled to object to any such assignment object to such assignment, in each case the Borrower’s withholding of consent to such assignment shall be deemed reasonable)) shall be required unless (x) an Event of Default specified in Section 10.1(a), or Section 10.1(e) or Section 10.1(f) with respect to the Borrower, shall exist at the time of such assignment or (y) such assignment is (i) by a Revolving Lender to a Revolving Lender or by a Term Loan Lender to another Lender, (ii) to an Affiliate of a Lender or (iii) by a Term Loan Lender to an Approved Fund; provided that notwithstanding the foregoing, Trilon may assign all or any part of its rights and obligations to BAM, any Affiliate of BAM and/or any Person with whom BAM or an Affiliate of BAM has entered into an advisory or similar agreement, in each case in this proviso, without the consent of the Borrower so long as BAM remains obligated with respect to Section 13.19; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such a Lender or (y) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)          Assignment and Acceptance; Notes.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to any Disqualified Institution.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, and each other Lender hereunder (and interest accrued thereon), and (y) if such Lender will be a Revolving Lender, acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Revolving Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.4, Section 13.2, and Section 13.9  and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d), except that any purported assignment or transfer to a Disqualified Institution shall be void ab initio.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that any Lender shall only be entitled to review the portion of the Register applicable to the Loans owing to such Lender.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) if such Lender is a Revolving Lender, increase such Lender’s Revolving Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender or (y) reduce the rate at which interest is payable thereon.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.10, Section 4.1, Section 4.4 (subject to the requirements, obligations, and limitations therein, including the requirements under Section 3.10(f) (it being understood that the documentation required under Section 3.10(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.6 as if it were an assignee under paragraph (b) of this

Section; and (B) shall not be entitled to receive any greater payment under Section 4.1 or Section 3.10, with respect to any participation, than its participating Lender would have been entitled to receive unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed (it being agreed, however, that if the sale of a participation to a proposed Participant would, in the Borrower’s reasonable discretion, be reasonably likely to result in such proposed Participant qualifying as an Affected Lender if such proposed Participant were a Lender, the Borrower’s withholding of consent to such participation shall be deemed reasonable)).  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.6 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that (x) such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) a Participant is not a Disqualified Institution.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            No Registration.  Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)           USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.6         Amendments and Waivers

(a)           Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or an Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of the Borrower.

(b)           Consent of Lenders Directly Affected.  In addition to the foregoing requirements, no amendment, waiver or consent of or with respect to any Loan Document shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i)            increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.5) or subject the Lenders to any additional obligations;

(ii)           reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations (other than the waiver of interest payable at the Post-Default Rate or retraction of the imposition of interest at the Post-Default Rate);

(iii)          reduce the amount of any Fees payable to the Lenders hereunder;

(iv)          modify the definition of “Revolving Termination Date” or “Term Loan Maturity Date,” postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations;

(v)           modify the definitions of “Revolving Commitment Percentage” or “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2;

(vi)          amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii)         modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof; or

(viii)        waive a Default or Event of Default under Section 10.1(a);

(ix)          amend, or waive the Borrower’s compliance with, Section 2.11.

(c)           Conditions to Revolving Loans.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no amendment, waiver or consent of or with respect to any Loan Document shall, unless in writing, and signed by the Requisite Lenders, amend, modify or waive Section 5.2 or any other provision of this Agreement or any other Loan Documents if the effect of such amendment, waiver or consent is to require the Revolving Lenders to make Revolving Loans when such Lenders would not otherwise be required to do so.

(d)           Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(e)           Replacement Facilities.  Notwithstanding the immediately preceding subsections (a) and (b), this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing of all outstanding Term Loans or all outstanding Revolving Loans (“Refinanced Loans”) with a replacement loan tranche hereunder (“Replacement Loans”), provided that (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (ii) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (iii) the weighted average life to maturity of such Replacement Loans shall not be shorter than the weighted average life to maturity of such Refinanced Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

Section 13.7         Nonliability of Administrative Agent and Lenders

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender.  None of the Administrative Agent or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower or any

Subsidiary.  None of the Administrative Agent or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.8         Confidentiality

Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure:  (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law (in which case, the Lender will, to the extent permitted by Applicable Law, inform the Borrower promptly in advance thereof); (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent, or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower.  Notwithstanding the foregoing, the Administrative Agent, and each Lender may disclose any such confidential information, without notice to the Borrower, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, or such Lender.  As used in this Section, the term “Information” means all information received from the Borrower, any Subsidiary or Affiliate relating to the Borrower or any of its respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.9         Indemnification

(a)           The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Lenders, all of the Affiliates of each of the Administrative Agent, any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”):  losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or Section 4.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement, any other Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents including the exercise of any rights of a Lender; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower or any of its Subsidiaries that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the (1) bad faith, gross negligence or willful misconduct of such Indemnified Party, or (2) material breach by an

Indemnified Party of a Loan Document to which it is a party, in the case of each of (1) and (2) as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(b)           The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c)           This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)           An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(e)           If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(f)            The Borrower will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) within thirty (30) days following a written demand (together with invoices or other customary backup documentation supporting such reimbursement request) as they are incurred in connection with any of the foregoing.  The Indemnified Parties shall use their reasonable efforts to use a single outside counsel for all Indemnified Parties taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction), with exceptions in the case of conflicts of interest and in all cases the total legal fees for all counsel representing the Indemnified Parties must be reasonable taken as a whole, taking into account the nature of the investigative, administrative or judicial proceeding or hearing involved and, in the case of multiple counsel, the necessity of the same.  Notwithstanding the foregoing, each Indemnified Party shall be obligated to refund or return any and all amounts paid by the Borrower under this Section to such Indemnified Party for any such fees, expenses or damages to the extent such Indemnified Party is not entitled to payment of such amounts in accordance with the terms hereof as determined by final non-appealable judgment of a court of competent jurisdiction.

(g)           The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.10       Termination; Survival

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Section 3.10, Section 4.1, Section 4.4, Section 11.8, Section 13.2 and Section 13.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4, shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11       Severability of Provisions

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.12       Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13       Counterparts

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means).  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 13.14       Independence of Covenants

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.15       Limitation of Liability

None of the Administrative Agent or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 13.16       Entire Agreement

This Agreement, the Notes and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 13.17       Construction

The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

Section 13.18       Headings

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.19       Guaranty

(a)           Guaranty.  Brookfield Asset Management Inc. (“BAM”) hereby unconditionally and irrevocably guarantees (the “BAM Guaranty”) Trilon’s obligation as Lender to advance Revolving Loans, subject to the satisfaction of the conditions precedent set forth in Section 5.1 and Section 5.2.  The liability of BAM by reason of this Section 13.19 is that of a primary obligor (and not that of a surety nor shall this guaranty constitute a guaranty of collection), and the Borrower shall not be required to make any demand on Trilon for performance of the lenders’ funding obligation, nor to exhaust any legal, contractual or equitable remedies against Trilon prior to proceeding against BAM.  BAM acknowledges that the benefit of the guaranty contained in this Section 13.19 is for the exclusive benefit of the Borrower and the Borrower in its sole and absolute discretion may claim under this guaranty or decline to claim under this guaranty with respect thereto.  Trilon shall cause any successor to execute any and all documents such that any such successor would be bound as a guarantor under this Section 13.19.

(b)           Guaranty Absolute and Unconditional.  BAM hereby waives and agrees not to assert any defense, whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Section 13.19 are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Section 13.19, in each case except as otherwise agreed in writing by the Borrower), in each case other than following the occurrence of the Revolver Termination Date:

(i)            the absence of any attempt to or other action to enforce the BAM Guaranty;

(ii)           any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against Trilon or any procedure, agreement, order, stipulation, election, action or omission thereunder; or

(iii)          any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of Trilon other than a defense of Trilon expressly set forth in Article V.

(c)           Waivers.  BAM hereby unconditionally and irrevocably waives, to the fullest extent permitted by Applicable Law, and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following:  (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; and (c) any other notice in respect of the BAM Guaranty or any part thereof.  BAM further unconditionally and irrevocably agrees (until the occurrence of the Revolver Termination Date) not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against Trilon by reason of this Agreement or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against Trilon or set off any of its obligations to Trilon against obligations of Trilon to BAM.  No obligation of BAM hereunder shall be discharged other than by complete performance, other than following the occurrence of the Revolving Termination Date.

(d)           Reliance.  BAM hereby assumes responsibility for keeping itself informed of the financial condition of Trilon and of all other circumstances bearing upon the risk of non-funding of any Revolving Loan or any part thereof that diligent inquiry would reveal, and BAM hereby agrees that the Borrower shall have no duty to advise BAM of information known to it regarding such condition or any such circumstances.

It is acknowledged that each of Trilon and the Borrower are Affiliates of BAM and that BAM will derive substantial direct and indirect benefits from the making of the extensions of credit under this Agreement.

Section 13.20       Conflict

In the event of any conflict between any term, covenant or condition of Article XII and any other term, covenant or condition of this Agreement or any other Loan Document, the provisions of Article XII shall control and govern.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

ROUSE PROPERTIES, INC.

By:	/s/ Hugh K. Zwieg
Name: Hugh K. Zwieg
Title: Authorized Signatory

[Signatures Continued on Next Page]

[Signature Page to Subordinated Credit Agreement with Rouse Properties, Inc.]

TRILON (LUXEMBOURG) S.A.R.L., as
Administrative Agent, and a Lender

By:	/s/ Damien Warde
Name: Damien Warde
Title: Manager

By:	/s/ Phillippe Salpetio
Name: Phillippe Salpetio
Title: Manager

[Signatures Continued on Next Page]

BROOKFIELD ASSET MANAGEMENT INC., solely with respect to the BAM Guaranty set forth in Section 13.19, agrees to Section 13.11, Section 13.12, Section 13.13, Section 13.16, Section 13.17 and Section 13.18, and agrees to be bound by Section 13.8 as if it were a Lender

By:	/s/ Kelly Marshall
Name: Kelly Marshall
Title: Managing Partner

SCHEDULE I

Commitments

Lender	Revolving Commitment Amount
Trilon (Luxembourg) S.a.r.l.	$100,000,000
TOTAL	$100,000,000